Exhibit 2.4

                                 AGREEMENT

                                    AND

                               PLAN OF MERGER

                                BY AND AMONG

                            HUNTSMAN CORPORATION

                      HUNTSMAN CENTENNIAL CORPORATION

                                    AND

                             REXENE CORPORATION

                                June 9, 1997



                           TABLE OF DEFINED TERMS
                                                                  Section
                                                                  -------

Acquisition......................................................Recitals
Acquisition Proposal...............................................5.2(a)
Affiliates............................................................8.5
Assertion.............................................................5.8
Associates............................................................8.5
Audits............................................................3.13(b)
CAPEX Program.........................................................5.1
beneficial ownership..................................................8.5
Certificate of Merger.................................................1.2
Certificates.......................................................2.2(b)
Closing...............................................................1.3
Closing Date..........................................................1.3
Code...............................................................2.2(d)
Company..........................................................Recitals
Company Agreements....................................................3.4
Company Common Stock..................................................2.1
Company Employees..................................................5.5(a)
Company Options.......................................................2.3
Company SEC Documents.................................................3.5
Conflict Matter.......................................................5.8
DGCL.............................................................Recitals
Disclosure Schedule................................................3.2(b)
Dissenting Shares.....................................................2.4
Effective Time........................................................1.2
EMC................................................................5.1(a)
EMC Member.........................................................5.1(a)
Environmental Claim............................................3.14(e)(i)
Environmental Laws............................................3.14(e)(ii)
ERISA..............................................................3.9(a)
ERISA Affiliate....................................................3.9(a)
ERISA Plans........................................................3.9(a)
Exchange Act..........................................................2.5
Existing Credit Documents............................................5.10
GAAP..................................................................3.5
Government Antitrust Entity........................................5.4(a)
Governmental Entity...................................................3.4
Hazardous Substance..........................................3.14(e)(iii)
HSR Act...............................................................3.4
Indemnified Liability.................................................5.8
Indemnified Parties...................................................5.8
Indemnified Party.....................................................5.8
Indemnitors...........................................................5.8
Intellectual Property................................................3.11
knowledge of the Company..............................................3.6
Liens..............................................................3.2(b)
made available........................................................8.5
Material Adverse Effect...............................................3.1
Material Company Agreements..........................................3.12
Merger................................................................1.1
Merger Consideration...............................................2.1(a)
Non-Key Employees..................................................5.1(d)
Option Plans..........................................................2.3
Orrex.................................................................3.1
Orrex Governance Documents............................................3.1
Parent...........................................................Recitals
Paying Agent.......................................................2.2(a)
Payment Fund.......................................................2.2(a)
PBGC...............................................................3.9(c)
Person................................................................3.1
Plans..............................................................3.9(a)
Preferred Stock....................................................3.2(a)
Proxy Statement.......................................................2.5
PUP................................................................5.5(i)
PUPS...............................................................5.5(i)
Release.......................................................3.14(e)(iv)
Representatives....................................................5.2(a)
Rexene Plan.....................................................5.5(b)(1)
Rexene SERP........................................................5.5(f)
Rights Agreement......................................................5.6
Schroder Wertheim.....................................................2.5
SEC...................................................................2.5
Secretary of State....................................................1.2
Securities Act........................................................3.5
Severance Agreement................................................5.5(1)
Shares................................................................2.1
Smith Barney..........................................................2.5
Special Meeting.......................................................2.5
State Takeover Laws..................................................3.19
Subsidiaries...................................................3.13(j)(i)
Subsidiary............................................................3.1
Superior Proposal..................................................5.2(d)
Surviving Corporation.................................................1.1
Taxes.........................................................3.13(j)(ii)
Tax Return....................................................3.13(j)(ii)
Third Party Bidder.................................................5.2(a)
Twelve Month Premiums.................................................5.8
Voting Debt........................................................3.2(a)
1934 Act..............................................................2.5
1934 Act Rules........................................................2.5


                        AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of June 9, 1997, by and among Huntsman Corporation, a Utah corporation ("Parent"), Huntsman Centennial Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and Rexene Corporation, a Delaware corporation (the "Company").

            WHEREAS, the Boards of Directors of Parent, Acquisition and the Company have each approved, and determined to recommend to their respective stockholders, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

            WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Acquisition and the Company have each approved this Agreement and the merger of Acquisition with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                 ARTICLE I

                                 THE MERGER

            Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2, 1.2 hereof), Acquisition shall be merged (the "Merger") with and into the Company and the separate corporate existence of Acquisition shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Acquisition shall become the obligations, duties, debts and liabilities of the Surviving Corporation.

            Section 1.2 Effective Time. On or as promptly as practicable following the satisfaction or waiver of all of the conditions set forth in
Article VI hereof, Acquisition and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") in such form and executed as provided in the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

            Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

            Section 1.4 Certificate of Incorporation; By-Laws. The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such Certificate of Incorporation, and the By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws.

            Section 1.5 Directors and Officers of the Surviving
Corporation.

                    (a) The directors of Acquisition immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

                    (b) The officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving
Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

                                 ARTICLE II

                            CONVERSION OF SHARES

            Section 2.1 Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holders of any shares of common stock, par value $.01 per share, of the Company (referred to herein as "Shares" or "Company Common Stock"):

                    (a) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section II2.1(c) and other than Dissenting Shares (as defined in Section 2.4)) shall be converted into the right to receive $16.00 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law in accordance with Section 2.2(d).

                    (b) Each issued and outstanding share of common stock, par value $.01 per share, of Acquisition shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                    (c) All shares of Company Common Stock that are held by the Company as treasury stock, that are owned by any direct or indirect wholly-owned Subsidiary (as hereinafter defined) of the Company, or that are owned by Parent, Acquisition or any other direct or indirect wholly-owned Subsidiary of Parent or Acquisition shall be cancelled and retired and no Merger Consideration shall be delivered in exchange therefor.

             Section 2.2  Exchange of Certificates.

                    (a) Prior to the Effective Time, Parent shall designate an agent reasonably satisfactory to the Company to act as Paying Agent in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange of the Merger Consideration for certificates which, prior to the Effective Time, represented Shares and which are entitled to receive the Merger Consideration pursuant to Section 2.1. On the Closing Date, Parent and Acquisition will provide the Paying Agent in trust for the benefit of the holders of Shares with immediately available funds in an aggregate amount ("Payment Fund") equal to the aggregate Merger Consideration to be paid to the holders of Shares pursuant to Section 2.1. The Payment Fund shall be invested by the Paying Agent, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.

                    (b) As promptly as practicable after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form of letter of transmittal that is reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Share formerly evidenced thereby, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. One Hundred Eighty (180) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto) which it has made available to the Paying Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general unsecured creditors thereof with respect to the cash payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration for Shares. From and after the Effective Time, until surrendered in accordance with the provisions of this Section 2.2(b), each Certificate (other than Certificates which represented Shares held by the Company, any direct or indirect wholly-owned Subsidiary of the Company, Parent, Acquisition or any direct or indirect wholly-owned Subsidiary of Parent or Acquisition and other than Dissenting Shares (as hereinafter defined in Section 2.4)) shall represent for all purposes only the right to receive consideration equal to the Merger Consideration multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. From and after the Effective Time, holders of Certificates shall have no right to vote or to receive any dividends or other distributions with respect to any Shares which were theretofore represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided herein or by applicable law.

                    (c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                    (d) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Paying Agent.

                    (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

            Section 2.3 Company Option Plans. The Company shall take such actions as are appropriate to provide that, immediately prior to the Effective Time, (i) all outstanding options ("Company Options") outstanding under any of the Company's 1988 Stock Incentive Plan, 1993 Non-Qualified Stock Option Plan, 1994 Long-Term Incentive Plan, Nonqualified Stock Option Plan For Outside Directors or 1995 Stock Option Plan for Outside Directors (together, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Company Option that is then outstanding shall be cancelled and (iii) in consideration of such cancellation and in full satisfaction of all rights of the holder under the Company Option, and subject to Section 5.5(l) hereof, Parent shall pay at the Effective Time or shall cause Acquisition to pay to the holder of each Company Option an amount in cash in respect thereof equal to the product of
(A) the excess of the Merger Consideration over the exercise price of such Company Option, multiplied by (B) the number of Shares subject to such Company Options (such payment to be net of applicable withholding taxes). The Company shall take such actions as are appropriate to provide that from and after the Effective Time the Company will not be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or its wholly-owned subsidiaries, to own beneficially, or to receive any payments (other than as otherwise contemplated by this Agreement) in respect of, any capital stock or equity of the Company or the Surviving Corporation.

            Section 2.4 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon. The Company shall give Acquisition prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

            Section 2.5 Stockholders' Meeting.

                    (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders and submit this Agreement to a vote of the Company's stockholders as promptly as practicable following the execution and delivery of this Agreement; (ii) as promptly as practicable following the execution and delivery of this Agreement, subject to review of the subject proxy materials by the Securities and Exchange Commission ("SEC") and notification (either orally or in writing) to the Company that the SEC has no further comments relating to such proxy materials, distribute a letter to stockholders, notice of meeting, proxy statement and form of proxy to stockholders of the Company in connection with the Merger (collectively, including any amendments or supplements thereto, the "Proxy Statement"), and include in the Proxy Statement, (A) the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger Agreement and (B) the written opinions of Schroder Wertheim & Co. Incorporated ("Schroder Wertheim") and Smith Barney Inc. ("Smith Barney") that the Merger Consideration is fair to the stockholders of the Company from a financial point of view; (iii) as promptly as practicable following the execution and delivery of this Agreement, file with the SEC a preliminary form of the Proxy Statement to be sent to the stockholders of the Company relating to the solicitation of stockholder votes at the Special Meeting, which Proxy Statement shall include all information concerning the Company, Parent and Acquisition required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") and the applicable rules and regulations thereunder (the "1934 Act Rules" and, together with the 1934 Act, the "Exchange Act") in connection with the transactions contemplated by this Agreement; (iv) file a definitive form of the Proxy Statement which shall reflect compliance with comments and requests in accordance with the Exchange Act from the SEC as the Company and Parent shall deem appropriate; (v) distribute such definitive Proxy Statement to its stockholders in accordance with applicable law; and (vi) take all such other action reasonably necessary or appropriate to obtain the lawful approval of this Agreement by the stockholders of the Company. Notwithstanding the foregoing, the Special Meeting need not be called or held and, prior to the Special Meeting, the recommendation of the Board of Directors of the Company may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of an Acquisition Proposal (as hereinafter defined in Section 5.2(a)) which constitutes a Superior Proposal (as hereinafter defined in
Section 5.2(d)), the Board of Directors of the Company determines in good faith, after receipt of advice from independent legal counsel to the Company, that the failure to so act would result in a breach of its fiduciary duties under applicable law.

                    (b) The Company shall pay all expenses related to the printing, preparation, filing and mailing of the Proxy Statement.

                    (c) Parent and Acquisition shall furnish to the Company all information concerning Parent, Acquisition and their Affiliates (as hereinafter defined in Section 8.5) required by the Exchange Act or as otherwise required by the Commissioners of the SEC to be set forth in the Proxy Statement.

                    (d) Each of the Company and Parent shall consult and confer with the other and the other's counsel regarding the Proxy Statement and each shall have the opportunity to comment on such Proxy Statement and any amendments and supplements thereto before the Proxy Statement, and any amendments or supplements thereto, are filed with the SEC or mailed to Company stockholders. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Proxy Statement. The Company and Parent agree that all telephonic calls and meetings with the SEC regarding the Proxy Statement and the transactions contemplated by this Agreement shall include representatives of each of the Company and Parent.

                    (e) Parent will vote, or cause to be voted, all Shares acquired by Parent, Acquisition or any other Subsidiary of Parent in favor of the Merger and the approval of this Agreement.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Acquisition that:

            Section 3.1 Organization. The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization (or the equivalent thereof in the case of foreign Subsidiaries), has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power, authority or governmental approvals, or to be so qualified or licensed would not have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries taken as a whole. The Company has previously delivered to Parent a complete and correct copy of each of its Restated Certificate of Incorporation, as amended, and its Amended and Restated ByLaws, as currently in effect, and complete and correct copies of the certificates of incorporation and by-laws, as currently in effect, or similar organizational documents of all of the Company's Subsidiaries.
Section 3.1 of the Disclosure Schedule sets forth a complete list of the Company's Subsidiaries. For purposes of this Agreement, (i) any reference to any event, change or effect having a "Material Adverse Effect" on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, individually or in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, businesses, results of operations, assets, liabilities or properties of such entity (or, if used with respect thereto, of such group of entities taken as a whole); (ii) "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person; and (iii) "Person" shall mean an individual, partnership, joint venture, limited liability company, trust, corporation, unincorporated entity or Governmental Entity (as hereinafter defined in Section 3.4). The only Person of which the Company beneficially owns 50% of the securities or other equity interests is Orrex Plastics Company LLC ("Orrex"). Section 3.1 of the Disclosure Schedule sets forth a list of all Orrex charter or governance agreements and related documents (the "Orrex Governance Documents") and true and correct copies of such Orrex Governance Documents have previously been supplied to Parent.

            Section 3.2 Capitalization.

                    (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, (i) 18,846,951 shares of Company Common Stock are issued and outstanding, (ii) 11,500 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) there are no shares of Preferred Stock issued and outstanding, (iv) Company Options to acquire 1,127,561 shares of Company Common Stock were outstanding under the Option Plans and
(v) 420,000 shares of Company Common Stock were reserved for issuance pursuant to the Option Plans and all other employee benefit plans of the Company. No shares of Company Common Stock have been reserved for issuance pursuant to the Rights Agreement (as hereinafter defined in Section 5.6). All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and for the transactions contemplated by this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except as set forth in Section 3.2(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares of the capital stock of the Company or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity and following the Merger, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock.

                    (b) Except as set forth in Section 3.2(b) of the Company's disclosure schedule (the "Disclosure Schedule"), all of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, except for any directors' qualifying shares of the Company's foreign Subsidiaries, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever (collectively, "Liens").

                    (c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                    (d) At the Effective Time, the number of shares of Company Common Stock outstanding (assuming all Company Options outstanding on the date hereof are exercised) shall not exceed 20,000,000.

            Section 3.3  Authorization; Validity of Agreement.

                    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 2.5 hereof, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for obtaining the stockholder approval contemplated by Section
2.5 hereof in the case of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                    (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board for the consummation of the transactions contemplated by this Agreement including, but not limited to, all action necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Merger.

            Section 3.4 No Violations; Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the DGCL, and for the approval of this Agreement and the Merger by the Company's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company or the certificates of incorporation or by-laws or similar organizational documents of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, agency or official (a "Governmental Entity"), (iii) assuming the accuracy of the representations and warranties of, and performance of the covenants by Parent and Acquisition as set forth herein, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound ("Company Agreements") or result in the imposition or creation of any Lien on the assets of the Company or any of its Subsidiaries or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii), (iii) or (iv), (A) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (B) for such violations, breaches or defaults which would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

            Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms and documents required to be filed by it since January 1, 1994 under the Exchange Act, or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates (or, if amended, as of the date of the last such amendment), the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents (i) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. No Subsidiary of the Company is required to file any reports, forms or other documents with the SEC.

            Section 3.6 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.6 of the Disclosure Schedule, since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses and operations only in the ordinary course and consistent with past practice, and there have not occurred (i) any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; (ii) except for the payment of regular quarterly cash dividends consistent with past practice, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.6 or Section 5.1 of the Disclosure Schedule, since December 31, 1996, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof. For purposes of this Agreement, "knowledge of the Company" shall mean the actual knowledge of the individuals specified in Section 3.6 of the Disclosure Schedule.

            Section 3.7 No Undisclosed Liabilities. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in
Section 3.7 of the Disclosure Schedule and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996, neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or would be required to be reflected or reserved against in the consolidated financial statements of the Company and its Subsidiaries (including notes thereto) prepared in accordance with GAAP.

            Section 3.8 Information in Proxy Statement. The Proxy Statement at the date mailed to Company stockholders and at the time of the Special Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on written information supplied by Parent or Acquisition for inclusion in the Proxy Statement.

            Section 3.9 Employee Benefit Plans; ERISA.

                    (a) Section III3.9(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan within the meaning of Section 3(3) of ERISA, sponsored, maintained or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company or any ERISA Affiliate (the "Plans"). Section III3.9(a) of the Disclosure Schedule identifies each of the Plans that is an "employee benefit plan," as defined in section 3(3) of ERISA (the "ERISA Plans").

                    (b) With respect to each Plan, the Company has heretofore delivered or made available to Acquisition true and complete copies of each of the following documents:

                        (i)  the Plan;

                        (ii) the most recent annual report and actuarial
            report, if required under ERISA;

                        (iii) the most recent Summary Plan Description (as
            defined in ERISA) required under ERISA with respect thereto;

                        (iv) if the Plan is funded through a trust or any
            third-party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

                        (v) the most recent determination letter received
            from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code.

                    (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied or otherwise discharged in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title, other than liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which contributions and premiums have been paid when due).

                    (d) No ERISA Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

                    (e) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. No Lien imposed under the Code or ERISA exists or is likely to be imposed on account of any ERISA Plan. The form of each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or timely application has been made therefor); no event has occurred since the date of such determination that would adversely affect such qualification for which the cost of correction would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Each Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except for such non-compliance that would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                    (f) There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against, any of the Plans or any trusts related thereto that if determined adversely to the Company and its Subsidiaries would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                    (g) The PBGC has not instituted proceedings to terminate any of the ERISA Plans and no condition exists that presents a material risk that such proceedings will be instituted.

                    (h) As of December 31, 1996, the present value of all actuarial accrued benefit liabilities under the Company's defined benefit plans subject to Title IV of ERISA, as determined by the actuary of such plans using the actuarial assumptions and methods described in the actuarial valuation as of January 1, 1996, did not exceed the market value of the assets of such plans by more than $1,500,000.

                    (i) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code that would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                    (j) Except as disclosed on Section 3.9(j) of the Disclosure Schedule, no amounts payable under the Plans or any other agreement or arrangement to which the Company is a party will, as a result of the transaction contemplated hereby, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                    (k) Except as disclosed on Section 3.9(k) of the Disclosure Schedule, no ERISA Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of employment (other than (i) coverage mandated by applicable law, (ii) disability, death or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits or severance benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, (iv) severance pay, disability benefits and benefit claims under ERISA Plans incurred on or prior to a termination of employment but not reported or paid until after such termination, or (v) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

            Section 3.10  Litigation; Compliance with Law.

                    (a) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties which, if determined adversely to the Company or such Subsidiaries, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or would prevent or delay the Company from consummating the Merger or the other transactions contemplated hereby.

                    (b) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all laws, statutes, regulations, rules, ordinances, judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, employment and employment practices, labor relations, occupational safety and health, environmental, tax, interstate commerce and antitrust laws, except for such non-compliance which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any judgment, decree, order, writ or injunction having, or which would have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or which would prevent or delay the consummation of the transactions contemplated hereby.

                    (c) The Company and its Subsidiaries hold all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted except where the failure to hold such licenses, permits, variances or approvals would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

            Section 3.11  Intellectual Property.

                    (a) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.11 of the Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use or operate within the scope of all United States and foreign patents, trademarks, trade names, copyrights, service marks, all applications therefor and registrations thereof, confidential or proprietary technical and business information, know-how and trade secrets, and computer software (collectively, "Intellectual Property") which are material to the operations of the Company and its Subsidiaries, taken as a whole, as currently conducted. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.11 of the Disclosure Schedule, such Intellectual Property that is owned by the Company or its Subsidiaries is not subject to any Liens except for such Liens that would not have a Material Adverse Effect on the Company or its Subsidiaries, and, to the knowledge of the Company, there are no infringements or other violations or conflicts with the rights of others with respect to the (i) use of or other conduct by the Company or its Subsidiaries within the scope of, (ii) ownership of, (iii) validity of, or (iv) enforceability of, any Intellectual Property owned by the Company or its Subsidiaries that has or would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

            Section 3.12 Company Agreements. Each Company Agreement that is material to the consolidated business and operations of the Company and its Subsidiaries as currently conducted or that is listed on Section 3.12(a) of the Disclosure Schedule (collectively, the "Material Company Agreements") is a valid, binding and enforceable obligation of the Company or Subsidiary of the Company that is a party thereto, except where the failure to be valid, binding and enforceable would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and there are no defaults thereunder on the part of the Company or its Subsidiary (which is a party thereto, as the case may be), or, to the knowledge of the Company, on the part of the other party thereto), except those defaults that would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in Section 3.12(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any technology license agreement or sales agency or distributorship agreement that limits in any material manner the ability of the Company or any Subsidiary to compete in or conduct any significant line of business or compete with any Person or in any geographic area or during any period of time exceeding one year from the date hereof.

            Section 3.13 Taxes. Except as set forth in Section 3.13 of the Disclosure Schedule:

                    (a) the Company and its Subsidiaries have (i) filed (or there have been filed on their behalf) with the appropriate Governmental Entity all material Tax Returns (as hereinafter defined) required to be filed by them and such Tax Returns are true, correct and complete in all material respects, (ii) maintained in all material respects all required records with respect to all material Tax Returns, (iii) paid in full (or there has been paid on their behalf) all material Taxes (as hereinafter defined) that are due and payable for all taxable periods and portions thereof except to the extent of reserves established in accordance with GAAP on the consolidated financial statements included in the Company SEC Documents and (iv) made provision, in accordance with GAAP, for all future material Tax liabilities (including reserves for deferred Taxes established in accordance with GAAP and for all contingent Tax liabilities) for all taxable periods and portions thereof;

                    (b) no federal, state, local or foreign audits or other administrative proceedings ("Audits") or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and none of the Company or its Subsidiaries has received written notice of either the commencement of any such Audits or of the intention on the part of any Governmental Entity to commence any such Audits;

                    (c) no Governmental Entity has asserted in writing against the Company or any of its Subsidiaries any material deficiency for any Taxes which have not been satisfied in full or adequately reserved for in accordance with GAAP on the consolidated financial statements included in the Company SEC Documents;

                    (d) there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries (except for current Taxes that are not yet due and payable);

                    (e) the income Tax Returns of or including the Company and each of its Subsidiaries have been examined by and settled with the appropriate Governmental Entity (or the applicable statutes of limitation for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 1992;

                    (f) none of the Company or its Subsidiaries has waived any statute of limitation with respect to Taxes (which waiver is currently in effect) or has agreed to any extension of time with respect to a Tax assessment or deficiency (which has not yet been paid) or has extended the time to file any income or other material Tax Return (which Tax Return has not subsequently been filed);

                    (g) none of the Company or its Subsidiaries is a party to any income tax allocation, tax indemnity or tax sharing agreement or arrangement, nor has any of the Company or its Subsidiaries ever joined in the filing of a consolidated, combined, unitary or other group Tax Return with any corporation other than the Company and its Subsidiaries. None of the Company or its Subsidiaries could have any liability for Taxes of any other corporation, person or entity (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by contract, or otherwise that, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

                    (h) the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and, except to the extent of any reserves established in accordance with GAAP on the consolidated financial statements included in the Company SEC Documents have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable laws;

                    (i) none of the Subsidiaries of the Company have an investment in "United States property" within the meaning of Section 956 of the Code; and

                    (j) (i) For purposes of this Section 3.13, the term "Subsidiaries" shall include any entity in which the Company or a Subsidiary of the Company is a general partner.

                        (ii) For purposes of this Agreement: (x) "Taxes"
            shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental Entity and any interest, penalties, or additions to tax attributable thereto; and (y) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            Section 3.14  Environmental Matters.

                    (a) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section III3.14(a) of the Disclosure Schedule, the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined) which compliance includes (i) the possession of material permits, licenses, registrations and other governmental authorizations and financial assurances required under applicable Environmental Laws for the Company and its Subsidiaries to operate their businesses as currently conducted, and (ii) compliance with the terms and conditions thereof, except in all cases above where such non-compliance would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                    (b) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section III3.14(b) of the Disclosure Schedule, (i) there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries that would result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) neither the Company nor its Subsidiaries has received any written request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination which has not been remediated or otherwise resolved and the remediation of which contamination or the resolution of the request would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and
(iii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any Governmental Entity, is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation which would result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, under any Environmental Law.

                    (c) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(c) of the Disclosure Schedule, (i) to the knowledge of the Company, there is no friable asbestos-containing material in or on any real property currently owned, leased or currently operated by the Company or its Subsidiaries, (ii) there are no polychlorinated diphenyls in any equipment currently owned, leased or operated by the Company or any of its Subsidiaries as a manufacturing facility and (iii) there are and, to the knowledge of the Company, have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its Subsidiaries where in each case, the presence, ownership or operation of which would result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                    (d) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(d) of the Disclosure Schedule, to the knowledge of the Company, there have been no Releases of Hazardous Substances at any of the Company's or its Subsidiaries' properties or of Hazardous Substances which were generated, stored, disposed of or transported by the Company, which could form the basis of any Environmental Claim against the Company, or to the knowledge of the Company, against any person or entity whose liability for any Releases the Company has or may have retained or assumed either contractually or by operation of law, which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                    (e) As used in this Agreement:

                        (i) the term "Environmental Claim" means any claim,
            action, investigation or written notice to the Company or its Subsidiaries by any person or entity alleging potential liability or responsibility of the Company or any of its Subsidiaries (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned or operated by the Company or its Subsidiaries or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law;

                        (ii) the term "Environmental Laws" means all
            federal, state, local and foreign laws, rules, regulations, common law, ordinances, decrees, orders and other binding legal requirements, as in effect as of the date hereof, relating to pollution or protection of the environment, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

                        (iii) the term "Hazardous Substance" means any
            chemicals, pollutants, contaminants, hazardous wastes, toxic substances or radioactive materials regulated under any Environmental Law, and oil and petroleum products; and

                        (iv) the term "Release" means any release, spill,
            emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

            Section 3.15 No Default. Except as disclosed in the Company
SEC Documents filed prior to the date of this Agreement or as disclosed in
Section 3.15 of the Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or by-laws or similar organizational documents, (b) any Material Company Agreement, or (c) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgement, decree, writ, injunction, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, excluding from the foregoing clauses (b) or (c), defaults or violations that would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or would not materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

            Section 3.16 Opinion of Financial Advisors. The Board of Directors of the Company has received opinions from Schroder Wertheim and Smith Barney to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and a written copy of which opinions will be delivered to Parent promptly after receipt thereof by the Company.

            Section 3.17 Brokers. Except for Schroder Wertheim and Smith Barney (true and complete copies of whose engagement letters have been provided to Parent), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

            Section 3.18 Property. The Company and its Subsidiaries, as the case may be, have good and valid title to, or in the case of leased property, have valid leasehold interests in all properties and assets necessary to conduct the business of the Company as currently conducted, except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

            Section 3.19 Board Recommendations; Takeover Provisions. The Board of Directors of the Company, at a meeting duly called and held, has by the majority vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein. No State Takeover Laws (as defined below) including, but not limited to, Section 203 of the DGCL, are applicable to Parent or Acquisition as a result of the Merger, this Agreement or the transactions contemplated hereby or thereby. As a result of the execution or delivery or performance of this Agreement or as a result of the consummation of the transactions contemplated hereby, a Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, the Rights (as defined in the Rights Agreement) shall not separate from the shares of Company Common Stock and none of Parent, Acquisition or any of their Affiliates shall become an Acquiring Person (as defined in the Rights Agreement). The current holders of the Rights will have no additional rights under the Rights Agreement as a result of the Merger or any other transaction contemplated by this Agreement. "State Takeover Laws" shall mean any "fair price" or "control share acquisition" statute or similar statute or regulation.

            Section 3.20 Labor Matters. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor, to the knowledge of the Company, as of the date of this Agreement, are there any activities or proceedings of any labor union to organize any such employees. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.20 of the Disclosure Schedule, as of the date of this Agreement, (i) there are no unfair labor practice charges or complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries and
(ii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, in either such case has, had or would have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                                 ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

            Parent and Acquisition represent and warrant to the Company as follows:

            Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Utah and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Acquisition has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such power or authority would not have a Material Adverse Effect on Parent and Acquisition, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

            Section 4.2 Authorization; Validity of Agreement. Each of Parent and Acquisition has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the execution and delivery of this Agreement by Parent and Acquisition and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding obligation of Parent and Acquisition, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            Section 4.3 Consents and Approvals; No Violations. Except as disclosed in Section 4.3 of Parent's disclosure schedule and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent or Acquisition of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby nor compliance by Parent or Acquisition with any of the provisions hereof will (i) conflict with or violate any provision of the Articles of Incorporation or Certificate of Incorporation, as the case may be, or By-Laws, of Parent or Acquisition or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Acquisition or any of their properties or assets, except in the case of clause (ii) where such violations would not have a Material Adverse Effect on Parent and Acquisition taken as a whole.

            Section 4.4 Information in Proxy Statement. None of the information supplied by Parent or Acquisition for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            Section 4.5 Financing. Parent and/or its Affiliates have received written commitments (copies of which are attached as Section 4.5 of Parent's disclosure schedule) from responsible financial institutions and others to provide, subject to the terms and conditions of such commitments, financing sufficient, together with other funds available to Parent, to effect the Merger and any other transactions contemplated by this Agreement, and to pay all related fees and expenses associated with the Merger and the transactions contemplated by this Agreement. The financing and the consummation of the Merger and the other transactions contemplated thereby will not result in an Event of Default or Default under the Indenture (so long as immediately prior to the Effective Time the Company has the ability to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 of the Indenture).

                                 ARTICLE V

                                 COVENANTS

            Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except as (i) contemplated by this Agreement,
(ii) contemplated by the Company's capital spending program (the "CAPEX Program") disclosed in Section 5.1 of the Disclosure Schedule (it being agreed that indebtedness incurred in connection with the CAPEX Program shall only be made from the Existing Credit Facilities (as hereinafter defined) and no new or additional credit facilities or indebtedness shall be created, entered into or incurred to fund the CAPEX Program) and other matters disclosed in Section 5.1 of the Disclosure Schedule or (iii) approved in writing by Parent (which approval Parent shall not unreasonably withhold except for the approval of Parent required in accordance with the proviso in Section 5.1(h) which may be withheld for any reason), after the date hereof and prior to the Effective Time:

                    (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and the Company shall use its reasonable efforts to cause the members of the Executive Management Committee of the Company (such individuals being referred to as the "EMC Members" (which EMC Members are identified and listed on Section
5.1 of the Disclosure Schedule) and such committee being referred to as the "EMC Committee"), to continue to perform their duties as currently performed for the Company;

                    (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of its Subsidiaries;

                    (c) neither the Company nor any of its Subsidiaries shall: (i) amend its certificate of incorporation or by-laws; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than regular quarterly cash dividends by the Company in a per share amount not in excess of $.04 per Share; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Options and Company benefit plan obligations disclosed in Section 3.9 of the Disclosure Schedule, in each case which are outstanding on the date hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                    (d) neither the Company nor any of its Subsidiaries shall, except as required by law or as otherwise expressly provided elsewhere in this Agreement: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their executive officers, key employees or directors or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (ii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; provided, however, that the Company or its Subsidiaries may, in the ordinary course of business, consistent with past practice, enter into termination agreements or arrangements with employees other than any EMC Member or any employee with whom the Company has entered into a letter agreement described in Section 5.5(k) of the Disclosure Schedule (the "Non-Key Employees"), which agreements and arrangements shall have an aggregate value in excess of amounts that are payable under the Company's Separation Policy and Guidelines not to exceed $50,000, and with respect to any individual Non-Key Employee shall have a value not in excess of $8,000.

                    (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the Material Company Agreements or waive, release or assign any material rights or claims with respect to such Material Company Agreements, except in the ordinary course of business and consistent with past practice;

                    (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

                    (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any indebtedness for borrowed money or enter into any capital leases or other arrangements with similar economic effects except pursuant to the Existing Credit Facilities; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) except for purchases and sales of goods and inventories on commercially reasonable terms with a term of one year or less;

                    (h) the Company and its Subsidiaries shall not settle or compromise any claim, liability or obligation which is described in a filing with the SEC and neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) to the extent reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause
(z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $5,000,000 in value, reasonably in advance of their payment), provided that notwithstanding anything to the contrary set forth in this Section 5.1(h), the Company and its Subsidiaries shall not settle or compromise any claim or litigation brought by any stockholder of the Company making such claim or bringing such litigation as such a stockholder, either individually or on behalf of any class, without the written consent of Parent;

                    (i) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

                    (j) neither the Company nor any of its Subsidiaries will change any method of accounting or any accounting principle or practice, except for changes required by a concurrent change in GAAP;

                    (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate at, or as of any time prior to, the Effective Time;

                    (l) the Company and its Subsidiaries shall (i) use reasonable efforts to maintain or otherwise preserve its rights in all of the Intellectual Property owned by the Company or its Subsidiaries that is material to the consolidated business and operations of the Company and its Subsidiaries and use reasonable efforts not to permit any of such Intellectual Property to lapse, expire or go abandoned by any action or inaction on their part, provided however, for purposes of this paragraph, Intellectual Property relating to Flexible Polyolefins (FPO) shall be deemed material to the consolidated business and operations of the Company and its Subsidiaries; (ii) diligently and responsively prosecute all applications for patents or registrations before whichever Governmental Entity the same may be pending; and (iii) not allow any rights with respect to trademarks, inventions or discoveries material to the Company or its Subsidiaries to go abandoned for failure to timely file new applications for patents or registrations corresponding to the subject matter thereof;

                    (m) neither the Company nor any of its Subsidiaries shall voluntarily make or agree to make any material change in any Tax accounting method, waive or consent to the extension of any statute of limitations with respect to income or other material Taxes, or consent to any material assessment of Taxes, or settle any judicial proceeding affecting any material amount of Taxes;

                    (n) neither the Company nor any of its Subsidiaries shall fail to take all reasonable steps in defense of any claim (which would be disclosable by the Company in a filing pursuant to the Exchange Act or the Securities Act) asserted against the Company or any of its Subsidiaries in any proceedings before any Governmental Entity including, but not limited to, taking all steps (i) to perfect the appeal of any adverse judgment, ruling, or decision in litigation against the Company by Phillips Petroleum Company pending in the U.S. District Court in Wilmington, Delaware, and (ii) to defend the summary judgment in favor of the Company against Phillips Petroleum Company in litigation decided in the U.S. District Court of Houston, Texas;

                    (o) the Company will not, directly or indirectly, amend, supplement or modify any of the Orrex Governance Documents except as set forth on Section 5.1(o) of the Disclosure Schedule; and

                    (p) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

            Section 5.2  No Solicitations.

                    (a) Neither the Company nor any of its Subsidiaries or Affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, "Representatives"), not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its Affiliates or Representatives) concerning any merger, consolidation, tender offer, exchange offer, sale of a material portion or product line of the assets and business of the Rexene Products Division and/or the CT Film Division (whether in one or more transactions), sale of shares of capital stock or debt securities, restructuring, recapitalization, or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (whether in one or more transactions) (an "Acquisition Proposal"). The Company further agrees that it will, and will cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group (a "Third Party Bidder") pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such a Third Party Bidder concerning a Superior Proposal (as hereinafter defined) (i) if such Third Party Bidder without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its Representatives, has submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction, (ii) if, in the opinion of the Board of Directors of the Company, after receipt of advice from independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would result in a breach of their fiduciary duties to the Company's stockholders under applicable law and (iii) if such Third Party Bidder executes a confidentiality agreement in reasonably customary form; in such case, nothing contained in this Section 5.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third-party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of independent legal counsel, may be required under applicable law.

                    (b) The Company shall promptly advise Parent orally and in writing if it is prepared to provide access and furnish information concerning its business, properties or assets to a Third Party Bidder as described in Section 5.2(a) above, and shall at such time inform Parent of the material terms of such Third Party Bidder's Acquisition Proposal and thereafter promptly inform Parent of any changes to the material terms of such Third Party Bidder's Acquisition Proposal. The Company shall give Parent three days' advance notice of (including a copy of) any agreement to be entered into with respect to such Third Party Bidder's Acquisition Proposal.

                    (c) Notwithstanding anything in this Agreement to the contrary, Parent shall have the right to revise the terms of this Agreement such that this Agreement contains terms which are identical in all material respects to such Superior Proposal, and, in such event, Parent and the Company shall so amend this Agreement and, subject to the terms and conditions of this Agreement as so amended, consummate the transactions contemplated hereby.

                    (d) For purposes of this Agreement, the term "Superior Proposal" shall mean any Acquisition Proposal which a majority of the members of the Company's Board of Directors determines, in good faith and after receipt of the advice of outside financial advisors, (i) is more favorable to the holders of Company Common Stock than the transactions contemplated hereby and (ii) is not subject to any financing condition.

            Section 5.3  Access to Information.

                    (a) From the date of this Agreement until the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and the Parent Representatives (as defined below) reasonable access during normal business hours upon reasonable prior notice to all of its, and its Subsidiaries', books, records, files, documents and Company Agreements and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) such other information including, without limitation, copies of books, records, files, documents and Company Agreements, concerning the Company's and its Subsidiaries' business, properties and personnel as Parent may reasonably request; provided, that Parent and the Parent Representatives will conduct all such inspections in a reasonable manner. The Company and its Subsidiaries shall provide Parent and the Parent Representatives with reasonable access during normal business hours to the EMC Members and such EMC Members shall reasonably cooperate with Parent and the Parent Representatives and provide Parent and the Parent Representatives with such information regarding the Company and its Subsidiaries as may be reasonably requested. Parent and the Company agree to comply with the terms of the protocol set forth in Section 5.3 of the Disclosure Schedule relating to Parent's access to and the conduct of the business of the Company between the date hereof and the Effective Time. The Company and its Subsidiaries shall in addition use their reasonable efforts to provide Parent and the Parent Representatives with access to the Representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants of the Company and its Subsidiaries and to use its best efforts to cause such Representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants to provide Parent and the Parent Representatives with such information regarding the Company and its Subsidiaries as may be reasonably requested. Notwithstanding any of the foregoing, prior to the Effective Time no access to or disclosure of technical information relating to the FPO plant or processes shall be given to Parent or its Affiliates. Parent and the Parent Representatives shall use reasonable efforts to conduct any activities pursuant to this Section 5.3 in a manner that does not interfere in any material respect with the management and conduct of the Company's operations. The obligations of the Company under this Section 5.3(a) are subject to limitations imposed by law as disclosed to Parent.

                    (b) Until the Effective Time, Parent and Acquisition will, with respect to the information furnished to Parent by or on behalf of the Company, and the Company will, with respect to the information furnished to the Company by or on behalf of Parent or Acquisition, have the same confidentiality obligations as set forth in the April 26, 1997 letter agreement between Parent and the Company.

            Section 5.4  Further Action; Reasonable Best Efforts.

                    (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Entity), (ii) to satisfy the conditions precedent to the obligations of such party hereto, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third-party required to be obtained or made by Parent, Acquisition, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations and filings and (v) to take any action reasonably necessary to vigorously defend, lift, mitigate, rescind the effect of any litigation or administrative proceeding adversely affecting the Merger or this Agreement, including promptly appealing any adverse court or administrative decision.

                    (b) Subject to appropriate confidentiality protections, each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Upon the terms and subject to the conditions herein provided, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use their reasonable best efforts to take or cause to be taken all such necessary action.

            Section 5.5  Employee Benefits.

                    (a) Fair and Non-Discriminatory Treatment. Except as provided in Section 5.5(b) below, on and after the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, provide on an uninterrupted basis employee benefits (including, if applicable, group medical and dental, life insurance, defined contribution retirement plan, short- and long-term disability, severance, vacation and sick pay) for non-bargaining unit employees of the Company as of the Effective Time ("Company Employees") which are, in the aggregate for each such employee, no less favorable than (i) the employee benefits they were provided immediately prior to the Effective Time or, at Parent's option,
(ii) in the case of employees of the Company's Rexene Products Division and non-Division Company Employees, the employee benefits provided to similarly situated employees of Parent and its Affiliates (including Huntsman Packaging Corporation), and, in the case of employees of the Company's CT Films Division, the employee benefits provided to similarly situated employees of Huntsman Packaging Corporation.

                    (b) Pension Plans.

                    (1) On and after the Effective Time, Parent shall, or shall cause its Affiliates to, take such actions that are necessary and appropriate to ensure that the benefits calculated on behalf of Company Employees pursuant to the terms of the Rexene Corporation Retirement Plan ("Rexene Plan") (i) credit all service with the Parent and its Affiliates after the Effective Time for purposes of eligibility and vesting under such plan (including eligibility for early or normal retirement) and (ii) include compensation with Parent and its Affiliates after the Effective Time in the same manner as compensation from the Company for purposes of calculating benefits under such plan.

                    (2) At all times during which Parent or any of its Affiliates maintains a defined benefit plan providing benefit accruals for employees of Parent or its Affiliates, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to, provide Company Employees with past service credit for eligibility and vesting purposes (including eligibility for early or normal retirement) and with benefit accruals under a defined benefit plan as follows:

                    (i) in the case of employees of the Company's Rexene Products Division and non-Division Company Employees, the retirement benefit they would have accrued based solely on their service after the Effective Time under a defined benefit plan for similarly situated employees of Parent and its Affiliates (including Huntsman Packaging Corporation) and without any offset for benefits accrued under the Rexene Plan; and

                    (ii) in the case of employees of the Company's CT Films Division, the retirement benefit they would have accrued based solely on their service after the Effective Time under the defined benefit plan for similarly situated employees of Huntsman Packaging Corporation and without any offset for benefits accrued under the Rexene Plan.

                    (3) Non-bargaining unit employees of the Company shall be treated as newly hired employees of Parent and its Affiliates as of the Effective Time solely for purposes of the Parent's money purchase pension plan.

                    (c) Past Service Credit. Except as provided in Section 5.5(b), all service with the Company and its Subsidiaries shall be counted as service with Parent and its Affiliates for all purposes, including eligibility to participate, vesting and determining the amount of a benefit, but without duplication of benefits, under the employee benefit plans and compensation practices (including, if applicable, group medical and dental, life insurance, defined contribution retirement plan, short- and long-term disability, severance, vacation and sick pay) covering or otherwise benefitting such employees on and after the Effective Time. Parent hereby agrees to take or to cause its Affiliates (including Surviving Corporation) to take such action as may be necessary or appropriate under all employee benefit plans and compensation practices covering or otherwise benefitting the Company Employees on or after the Effective Time to provide for such past service credit.

                    (d) Co-payments and Deductibles. Each Company Employee shall be given credit for any deductible or co-payment amounts paid under Plans maintained by the Company or its Subsidiaries in respect of the Plan year in which the Effective Time occurs, to the extent that, following the Effective Time, they participate in comparable plans maintained by Parent or its Affiliates for which deductibles or co-payments are required. Parent shall also cause each of its and its Affiliates plans to waive any preexisting condition requirement to the extent waived under the terms of any Plan maintained by the Company or its Subsidiaries immediately prior to the Effective Time.

                    (e) Labor Agreements. To the extent required by applicable law or the terms of any contract or agreement disclosed on
Section 3.20 of the Disclosure Schedule, Parent shall cause the Surviving Corporation to honor all labor or collective bargaining agreements pertaining to employees of the Company or any of its Subsidiaries in effect at the Effective Time.

                    (f) Non-Qualified Retirement Plans. Parent hereby agrees to honor or to cause its Affiliates (including the Surviving Corporation) to honor all liabilities to Company Employees and their beneficiaries arising under all nonqualified, unfunded deferred compensation programs of Company or its Subsidiaries listed on Section 5.5(f) of the Disclosure Schedule, including but not limited to the Rexene Corp. Supplemental Executive Retirement Plan (the "Rexene SERP"). In particular, Parent hereby agrees that Company shall have the right to contribute within 3 days prior to the Effective Time to the Rexene Corp. Supplemental Executive Retirement Trust, an amount necessary to fully fund all benefit obligations accrued under the Rexene SERP immediately after the Effective Time (as required under the terms of the Rexene SERP and the Trust) equal to the lesser of (i) $4,000,000 or (ii) an amount sufficient to purchase annuities from New York Life Insurance Company, Principal Mutual Life Insurance Company, John Hancock Mutual Life Insurance Company or Metropolitan Life Insurance Company or any other reputable insurance company rated at least A++ by Best and recommended by William M. Mercer Incorporated for the full accrued benefit of each participant and beneficiary under the Rexene SERP (and the Trustee shall cause the Trust to purchase such annuities in the name of the Trust).

                    (g) Retiree Benefits. Parent hereby agrees to provide, or to cause its Affiliates to provide, retiree (including early retiree) medical benefits to individuals who were or would become eligible for such benefits under the Company's retiree medical plans as of the Effective Time if they terminated their employment on or before the Effective Time and who terminate or had terminated their employment on or before two business days following the Effective Time, comparable to the retiree medical benefits provided to similarly situated employees of the Company, or at Parent's option, similarly situated employees of the Parent.

                    (h) Vacation. Subject to Section 5.5(l) hereof, Parent agrees to or shall cause its Affiliates (including the Surviving
Corporation) to agree to provide all vacation entitlement to Company Employees for the 1997 calendar year as determined under the Company's vacation pay policies in effect as of the Effective Time.

                    (i) Performance Unit Plans. Parent hereby agrees that the Company shall terminate, and, subject to Section 5.5(l) hereof, pay on or before the Effective Time to those Company Employees participating in, the Rexene Corporation Long-Term Performance Unit Plan, the Rexene Corporation 1996 Performance Unit Program for Key Employees and the Rexene Corporation 1996 Performance Unit Program for Executive Officers (each a "PUP" or, collectively, the "PUPs"), all amounts to which such Company Employees would become entitled on or after the Effective Time, and such amounts have been calculated assuming (i) Net Operating Profit (as defined in the PUPs) for the Performance Periods beginning January 1, 1996 and ending as of the Effective Time is determined by averaging (A) Company's Net Operating Profit for its fiscal year ended December 31, 1996, with (B) the annualized Net Operating Profit of Company for the period commencing January 1, 1997 and ending the last day of the calendar month immediately preceding the Effective Time, (ii) the Ending Invested Capital is determined as the amount of Invested Capital that is estimated to be invested as of the day preceding the Effective Time, and (iii) each such participant is entitled to a pro rata portion of the award to which such participant would have become entitled under the PUPs assuming he completed the entire Performance Periods, and any and all rights to any additional payments thereunder shall be null and void. The calculations of the PUPs shall be made in accordance with the methodology disclosed on Section 5.5(i) of the Disclosure Schedule.

                    (j) Annual Incentive Plan. Parent hereby agrees that Company shall terminate and, subject to Section 5.5(l) hereof, pay on or before the Effective Time all amounts determined, in accordance with the terms of such plan, to be payable under the Company's Key Employees Annual Incentive Plan and Executive Management Committee Annual Incentive Plan (each, an "Annual Incentive Plan") for the portion of the Company's fiscal year through the Effective Time; provided, however, that the aggregate amount payable shall not exceed the amount set forth in Section 5.5(j) of the Disclosure Schedule, multiplied by a fraction, the numerator of which is the number of days in the fiscal year up to and including the Effective Time, and the denominator of which is 365.

                    (k) Severance Pay. Parent hereby agrees to assume and perform or cause its Affiliates (including the Surviving Corporation) to assume and perform the letter agreements described in Section 5.5(k) of the Disclosure Schedule. In the event any Company Employee is terminated without cause within one year following the Effective Time, Parent and its Affiliates shall provide severance pay to such employee which is not less than the amount such employee would have received under the severance pay plans and practices in effect immediately prior to the Effective Time.

                    (l) EMC and 280G Payments. Except as may otherwise be agreed in writing by Parent and any member of the EMC with respect to such member only, Parent has determined that it will not offer any EMC Member a position in the Surviving Corporation of equal responsibility and authority to such person's position in the Company and therefore acknowledges and agrees that immediately following the Effective Time each EMC Member shall be deemed to have resigned his employment within the meaning of paragraph 2 of his severance agreement with the Company, dated August 9, 1996 (the "Severance Agreement"). Accordingly, prior to the Effective Time, the Company will wire transfer to the rabbi trust disclosed in Section 5.5(l) of the Disclosure Schedule ("The Trust") the total amount, less any applicable withholding and employment taxes, that each such EMC Member is and would become entitled to receive upon or following termination of employment without cause following a change of control of the Company as provided under the following agreements and plans of the Company or the foregoing provisions of this Section 5.5: (i) such EMC Member's Severance Agreement; (ii) the cash payments in respect of Company Options then held by such EMC Member as provided under Section 2.3 of this Agreement; (iii) the cash payments in respect of the PUPs; (iv) the cash payments in respect of unused vacation time for 1997; and (v) to the extent not made prior to such time, payments to be made under the Company's Annual Incentive Plan. The foregoing amounts shall be calculated by Price Waterhouse LLP, whose calculation shall be final and binding on Parent, the Surviving Corporation and the EMC Members absent manifest error. Price Waterhouse LLP shall consult with Parent's accountant in preparing such calculations. A copy of such calculations, together with relevant work sheets, shall be provided by Price Waterhouse LLP to the Parent, the Company and the EMC Members in an estimated or draft form not fewer than thirty (30) days prior to the Effective Time and in final form not fewer than three days prior to the Effective Time. The Company shall provide to Parent not fewer than 30 days prior to the Effective Time an analysis of the benefits subject to section 280G of the Code as applied to the employees and former employees of the Company. On the day following the Effective Time, the Trust shall wire transfer to the accounts specified by each EMC Member the amounts received by the Trust with respect to such Member.

                    (m) COBRA. Parent agrees to provide or to cause its Affiliates to provide continuation coverage for purposes of Part 6 of Title I of ERISA to former non-bargaining unit employees of the Company and their eligible dependents comparable to the benefits, as from time to time in effect, provided to similarly situated employees of the Company.

            Section 5.6 Rights Plan. The Board of Directors of the Company has approved, and the Company agrees to enter into, an amendment to the Rights Agreement, dated as of January 26, 1993, as amended, between the Company and American Stock Transfer & Trust Company (the "Rights Agreement") providing that, conditioned upon and effective concurrently with the Merger, the Rights shall terminate and be cancelled without the payment of any consideration therefor. The form of the amendment to the Rights Agreement shall be presented to Parent for its review and shall be reasonably satisfactory to Parent prior to its execution by the Company. The Company agrees that it shall not amend the term "Acquiring Person" as such term is currently defined in the Rights Agreement.

            Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the commencement or, to the best of their knowledge, the threat, of any action, suit, claim, investigation or proceeding which relates to this Agreement or the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            Section 5.8 Directors' and Officers' Insurance and Indemnification. Parent agrees that following the Effective Time it shall indemnify, or shall cause the Surviving Corporation and its Subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of the Company's Subsidiaries (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective certificates of incorporation or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including, without limitation, matters arising out of or pertaining to the Merger, this Agreement or the transactions contemplated by this Agreement. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than four years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the twelve calendar months immediately preceding the date of this Agreement (the "Twelve Month Premiums"), then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of the Twelve Month Premiums. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except to the extent that such failure shall have materially prejudiced Indemnitor in defending against such Assertion. Indemnitors shall be entitled to participate in and, to the extent Indemnitors elect by written notice to such Indemnified Party within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Party. Notwithstanding the foregoing, in the event the Indemnified Party reasonably believes, based on the advice of his independent counsel under applicable standards of professional conduct that there is reasonably likely to be, with respect to a particular matter, a conflict on any significant issue between the positions of any two or more Indemnified Parties or with any Indemnitor (a "Conflict Matter") such Indemnified Party may select a separate counsel, reasonably acceptable to the Indemnitors, to represent such Indemnified Party with respect to such Conflict Matter and the Indemnitor shall pay the reasonable fees and expenses of counsel so selected by the Indemnified Party in connection with such Conflict Matter. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, which, in the case of a settlement solely for a cash payment, shall not be unreasonably withheld, nor shall Parent or any other Indemnitor settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties. In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume Parent's obligations set forth in this
Section 5.8.

            Section 5.9 Treatment of Public Indebtedness. The Company shall cooperate with Parent in connection with (i) complying with Section 5.01 of the Indenture as it applies to the Merger, including without limitation delivering the officer's certificate and opinion of counsel required thereunder, (ii) preparing the notices required pursuant to Section 4.14 of the Indenture and (iii) conferring with the Indenture Trustee concerning such matters as Parent shall specify.

            Section 5.10 Existing Credit Documents. The Company will use reasonable efforts to (i) assist Parent to negotiate, and (ii) to enter into, an arrangement with The Bank of Nova Scotia and the other lenders party to the Credit Agreement, dated as of May 8, 1997, and with the financial institutions and other parties party to the Participation and Credit Agreement dated as of May 8, 1997, which arrangements will permit the Company to terminate, on and as of the Closing Date, such agreements and all related loan and lease documentation (collectively, the "Existing Credit Documents"), upon payment in full of all obligations of the Company thereunder, without any requirement that the Company deliver irrevocable prior notices of termination under the Existing Credit Documents or to make any payment with respect to the Existing Credit Documents except upon the occurrence of the Merger.

            Section 5.11 Directors' Qualifying Shares. The Company shall cause any directors' qualifying shares owned by directors of its foreign Subsidiaries to be transferred (for nominal consideration), as of the Effective Time, in such amounts and to such of Parent's director nominees for such Subsidiaries as Parent may specify in writing to the Company.

            Section 5.12 Parent Undertaking. Parent shall be responsible for and shall cause Acquisition to perform all of its obligations hereunder in a timely manner.

                                 ARTICLE VI

                                 CONDITIONS

            Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                    (a) This Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL;

                    (b) No Governmental Entity shall have issued any order, and there shall not be any statute, rule, decree or regulation restraining, prohibiting or making illegal the consummation of the Merger; and

                    (c) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            Section 6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                    (a) The representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time; and

                    (b) Each of Parent and Acquisition shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

            Section 6.3 Conditions to Obligations of Parent and Acquisition to Effect the Merger. The obligations of Parent and Acquisition to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                    (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time;

                    (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

                    (c) Since March 31, 1997, the Company and its Subsidiaries, taken as a whole, shall not have experienced events, changes or effects, the effect of which, on an overall basis, would have, or, in the written opinion of an independent investment banking firm of national stature, would be likely to have, a Material Adverse Effect, other than resulting from any matter disclosed in the Company SEC Documents filed prior to the date hereof or in Section 6.3(c) of the Disclosure Schedule.

                                ARTICLE VII

                                TERMINATION

            Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                    (a) By the mutual consent of Parent and the Company.

                    (b) By either the Company or Parent if:

                        (i) the Merger has not been consummated on or prior
            to October 31, 1997; provided, however, that the right to terminate this Agreement under this Section VII7.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

                        (ii) the stockholders of the Company fail to
            approve and adopt this Agreement at the Special Meeting (including any postponement or adjournment thereof); or

                        (iii) any Governmental Entity shall have issued a
            statute, order, decree or regulation or taken any other action, in each case permanently restraining or enjoining the consummation of the transactions contemplated by this Agreement and such statute, order, decree, regulation or other action shall have become final and non-appealable.

                    (c) By the Board of Directors of the Company:

                        (i) if the Board of Directors of the Company shall
            have (x) withdrawn, or modified or changed in a manner adverse to Parent or Acquisition, its approval or recommendation of this Agreement in order to approve and permit the Company to execute a definitive agreement relating to an Acquisition Proposal which is a Superior Proposal, and (y) determined in good faith, after receipt of advice from independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (x) would result in a breach of the Board's fiduciary duties under applicable law; provided, however, that the Company shall have given Parent three days' written notice of any such termination and prior to such termination the Company shall have paid Parent the fees required to be paid pursuant to Section 8.1(b) hereof; or

                        (ii) if Parent or Acquisition materially breaches
            or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable best efforts and for so long as such breaching party shall be so attempting to cure such breach for a period not to exceed 20 days, the Company may not terminate this Agreement pursuant to this section.

                   (d)  By the Board of Directors of Parent:

                        (i) if the Company materially breaches or fails in
            any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect; provided, however, that if any such breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company shall be so attempting to cure such breach for a period not to exceed 20 days, the Board of Directors of Parent may not terminate this Agreement pursuant to this section; or

                        (ii) if (A) the Board of Directors of the Company
            shall have withdrawn, or modified or changed in a manner adverse to Parent or Acquisition its approval or recommendation of this Agreement or shall have recommended a Superior Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for an Acquisition Proposal or other business combination with a Person other than Parent, Acquisition or their Affiliates (or the Board of Directors of the Company resolves to do any of the foregoing), or (B) any Person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Parent or its Affiliates or any group of which any of them is a member, shall have filed a statement on Schedule 13D (or an amendment thereto) disclosing beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 15% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise.

            Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith terminate and there shall be no liability on the part of Parent, Acquisition or the Company or their respective directors or officers except that Sections 7.2, 8.1 and 8.10 hereof shall survive any such termination. Without limiting the generality of the foregoing, Parent, Acquisition and the Company expressly agree that the sole remedy for any breach of this Agreement (including, without limitation, as contemplated by Sections 8.1(b) and 8.1(d) hereof) shall be the termination rights contained in Section 7.1 and any fee payable pursuant to Section 8.1, and that in the event of any such breach, the breaching party shall have no liability whatsoever (including, without limitation, liability for actual, direct, indirect, consequential (including lost profits), punitive, exemplary or special damages), other than the obligation to pay any fee required to be paid pursuant to Section 8.1. The parties agree that any such fee constitutes liquidated damages and not a penalty. No party shall be obligated to pay more than one such fee, provided that if two fees under differing provisions of Article VIII hereof would otherwise be payable by a party (at the same time or at different times) then such party shall be obligated to pay the highest fee payable. The parties to this Agreement agree that they are relinquishing any rights they may otherwise have to specific performance of the transactions herein contemplated.

                                ARTICLE VIII

                               MISCELLANEOUS

            Section 8.1 Fees and Expenses.

                    (a) Except as otherwise contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                    (b) If this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(ii)(A), the Company will immediately pay to Parent in immediately available funds an amount equal to the product of (x) 50(cent) and (y) the number of outstanding shares of Company Common Stock as of the date of this Agreement. If this Agreement is terminated pursuant to Section 7.1(d)(i), the Company will immediately pay to Parent an amount equal to $15 million in immediately available funds, provided that no amount shall be payable to Parent for a termination pursuant to Section 7.1(d)(i) if such termination is due to a breach of the Company's representations and warranties that relate to an event which occurs or arises after the date of this Agreement and (x) does not relate to an event which occurred or arose on or prior to the date of this Agreement and (y) was not caused, directly or indirectly, by the action or inaction of the Company or any of its Affiliates.

                    (c) If this Agreement is terminated:

                        (i) pursuant to Section 7.1(b)(ii);

                        (ii) pursuant to Section 7.1(b)(i) and the Special
            Meeting has not been held or has been postponed or adjourned until after October 31, 1997 (so long as the failure to hold the meeting, or such postponement or adjournment of the meeting, is not due to Parent's breach of its covenants or representations and warranties set forth in this Agreement); or

                        (iii) pursuant to Section 7.1(d)(ii)(B); and within
            nine months of such termination set forth in the preceding clauses (i), (ii), or (iii), a Person, other than Parent or any of its Affiliates:

                   (I) shall acquire or beneficially own a majority of the then outstanding shares of Company Common Stock;

                   (II) shall enter into a definitive agreement with the Company or any of its Affiliates with respect to an Acquisition Proposal; or

                   (III) shall consummate an Acquisition Proposal with the Company or any of its Affiliates,

then, immediately upon the occurrence of any one of the events set forth in the preceding clauses (I), (II), or (III) above, the Company shall pay to Parent in immediately available funds an amount equal to the product of (x) 50(cent) and (y) the number of outstanding shares of Company Common Stock as of the date of this Agreement. For purposes of Sections 8.1(c)(II) and 8.1(c)(III) above, the term "Acquisition Proposal" shall not include a sale of assets (in one or more transactions) constituting less than a majority of the consolidated gross asset value of the Company and its Subsidiaries (a "Minority Asset Sale"), unless such a Minority Asset Sale constitutes a sale of all or substantially all of the assets of the Rexene Products Division or the CT Film Division, in which event such a Minority Asset Sale of all or substantially all of the assets of either such division shall constitute an Acquisition Proposal for purposes of Sections 8.1(c)(II) and 8.1(c)(III).

                    (d) If this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then Parent shall immediately pay to the Company an amount equal to $15 million in immediately available funds, provided that no amount shall be payable to the Company for a termination pursuant to Section 7.1(c)(ii) if such termination is due to a breach of Parent's representations and warranties that relate to an event which occurs or arises after the date of this Agreement and (x) does not relate to an event which occurred or arose on or prior to the date of this Agreement and (y) was not caused, directly or indirectly, by the action or inaction of Parent or any of its Affiliates. If this Agreement is terminated by the Company pursuant to Section 7.1(b)(i) and as of the date of such termination all of the conditions to the Parent's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 hereof shall have been fulfilled, then Parent shall immediately pay to the Company an amount equal to $15 million in immediately available funds.

            Section 8.2  Amendment; Waiver.

                    (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such stockholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would materially adversely affect the rights of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                    (b) At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            Section 8.3 Survival. The respective representations and warranties of Parent, Acquisition and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

            Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission provided that a confirmed delivery by a standard overnight carrier or a hand delivery is made within two business days of the date such facsimile is sent or (b) confirmed delivery by a standard overnight carrier or when delivered by hand, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)       if to the Company, to:

                       Rexene Corporation
                       5005 LBJ Freeway
                       Dallas, Texas 75244
                       Telephone:  (972) 450-9000
                       Facsimile:  (972) 450-9017
                       Attention:  General Counsel

                       with a copy to:

                       Weil, Gotshal & Manges LLP
                       767 Fifth Avenue
                       New York, New York 10153
                       Telephone:  (212) 310-8000
                       Facsimile:  (212) 310-8007
                       Attention: Dennis J. Block, Esq.

              and

                       (b)  if to Parent or Acquisition, to:

                       Huntsman Corporation
                       500 Huntsman Way
                       Salt Lake City, Utah 84108
                       Telephone:  (801) 584-5700
                       Facsimile:  (801) 584-5781
                       Attention: General Counsel

                       with a copy to:

                       Skadden, Arps, Slate, Meagher
                         & Flom LLP
                       919 Third Avenue
                       New York, New York 10022
                       Telephone:  (212) 735-3000
                       Facsimile:  (212) 735-2000
                       Attention: Nancy A. Lieberman, Esq.

            Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The words "Affiliates" and "Associates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

            Section 8.6 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

            Section 8.8 Entire Agreement. This Agreement, together with the schedules, documents, letter agreements, and instruments referred to herein and therein, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof and (ii) except as provided in Section
5.8 hereof, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 8.10 Governing Law; Waiver of Jury Trial; Enforcement. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each party to this Agreement (a) waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement, (b) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

            Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquisition may, in its sole discretion, assign any or all of its rights, interests and obligations hereunder to Parent or any majority-owned Affiliate of Parent, and except that Parent, Acquisition or any majority-owned Affiliate of Parent which is an assignee of Acquisition, is permitted from time to time to collaterally assign all of their respective right, title and interest in and to this Agreement to their lenders or such lenders' representative(s) and such collateral assignees shall be permitted to exercise all of their rights (including foreclosure and assignment of this Agreement in connection therewith) as a secured creditor in respect thereof provided, that in no case shall any assignment relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.


            IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                            REXENE CORPORATION

                                By:/s/ A.J. Smith
                                   -------------------------------------------
                                   Name:              A. J. Smith
                                   Title:             Chairman and Chief
                                                      Executive Officer

                                HUNTSMAN CORPORATION

                                By:/s/ Peter R. Huntsman
                                   -------------------------------------------
                                   Name:              Peter R. Huntsman
                                   Title:             President and
                                                      Chief Operating Officer

                                HUNTSMAN CENTENNIAL CORPORATION

                                By:/s/ Peter R. Huntsman
                                   -------------------------------------------
                                   Name:              Peter R. Huntsman
                                   Title:             President